Exhibit 99.1

FOR IMMEDIATE RELEASE

TUESDAY, FEBRUARY 24, 2004

Contact:                 Ami Knoefler

Director, Corporate Communications

510-284-6350 or 510-284-6605

ABGENIX ANNOUNCES 2003 FOURTH QUARTER AND

FULL YEAR FINANCIAL RESULTS

FREMONT, Calif. – February 24, 2004 —Abgenix, Inc. (NASDAQ:ABGX) today reported financial results for the fourth quarter and full year ended December 31, 2003.

For the quarter ended December 31, 2003, the company reported a net loss of $53.0 million or $0.60 per share, compared to a net loss of $38.9 million or $0.44 per share for the same period in 2002.  Fourth quarter 2003 expenses included $9.3 million in costs related to starting up the company’s antibody production facilities.  The net loss for the fourth quarter of 2003 and 2002 included a $7.9 million and $2.2 million charge, respectively, associated with investments made in connection with collaborations.

Contract revenues for the fourth quarter of 2003 were $6.4 million compared to $3.2 million for the same quarter in 2002.  Contract revenues for the quarter ended December 31, 2003 primarily included product collaboration revenues, as well as manufacturing service revenues and technology licensing fees.

For the year ended December 31, 2003, the company reported a net loss of $196.4 million compared to a net loss of $208.9 million for 2002.  The net loss for 2003 included $72.5 million in manufacturing start-up costs.  The manufacturing start-up costs included a charge of $28.0 million associated with the cancellation of an agreement with Lonza Biologics.  The net loss for 2003 and 2002 included impairment charges, of $7.9 million and $74.4 million, respectively, associated with investments made in connection with collaborations.

Contract revenues for 2003 were $16.9 million compared to $19.3 million in 2002.

Net cash used in operating activities in the fourth quarter of 2003 was $17.2 million.  For the year ended December 31, 2003, net cash used in operating activities was $118.2 million.  For the fourth quarter of 2003, capital spending totaled $2.8 million.  For the year ended December 31, 2003, total capital spending was $30.5 million.

Abgenix ended the year with $347.8 million in cash, cash equivalents and marketable securities.  In addition, Abgenix holds long-term investments, primarily equity in corporate collaborators, valued at $20.7 million.

“In 2003, we continued our transition to becoming a fully integrated product company, while managing our cash resources to meet our goals for the year,” said Ray Withy, PhD., president and chief executive officer of Abgenix.  “We have also made significant strides to diversify our pipeline and put in place strategic product development alliances as we prepare to advance our portfolio in 2004.”

Withy continued, “As we invest with Amgen in the ABX-EGF ongoing pivotal trials and development program, and we advance our clinical portfolio outside of oncology, we expect to see an increase in our research and development expenses during 2004.  At the same time, we expect that the net cash used in operating activities will be in the range of $110-$125 million, and that our capital spending will be approximately $20-25 million.  We intend to continue to make substantial investments in clinical and preclinical studies, and to increase the scope of our manufacturing activities to support our product portfolio, including the ABX-EGF development program.”

Fourth quarter 2003 and recent company highlights include:

•      Amendment of the ABX-EGF codevelopment agreement with Amgen to clarify that Amgen will lead clinical development and commercialization of ABX-EGF, while Abgenix is responsible for clinical and commercial manufacturing. Under the amended agreement, Abgenix has the right to access up to $60 million in advances to fund its share of development and commercialization costs for ABX-EGF after Abgenix has contributed $20 million toward development costs in 2004;

•      Completion of a $100 million investment by AstraZeneca in Abgenix securities, following the companies’ announcement of a broad alliance to discover, develop and commercialize fully human monoclonal antibodies to treat cancer;

•      Receipt of a Drug Manufacturers License from the State of California, Food & Drug Branch (FDB). This license allows Abgenix to manufacture and ship clinical material from its state-of-the-art, 100,000-square foot biologics manufacturing facility in Fremont;

•      Launch of a pivotal trial for ABX-EGF as a third-line monotherapy in advanced colorectal cancer patients following receipt of a Special Protocol Assessment (SPA) by the US Food and Drug Administration.  A second pivotal study in colorectal cancer patients was also launched outside the US as part of a global development program;

•      Initiation of a Phase 1 clinical trial of ABX-PTH, a fully human monoclonal antibody generated by Abgenix’s technology platform that targets and neutralizes the action of parathyroid hormone (PTH).  ABX-PTH is being developed for treatment of secondary hyperparathyroidism (SHPT), a chronic disorder that is frequently observed in patients with chronic kidney disease;

•      Announcement of a milestone payment from Pfizer following its recent Investigational New Drug (IND) application filing with the FDA to advance a third XenoMouse®-derived antibody into the clinic.

Conference call information

Abgenix will hold a conference call today at 4:30pm ET, 1:30pm PT to discuss financial results.  To participate in the teleconference, please dial 800-901-5231 fifteen minutes before the conference begins.  International callers should dial 617-786-2961.  The pass code is 66470202. The call will also be webcast live at www.abgenix.com.  A replay of the call will be available until March 9, 2004 on the company’s website or by dialing 888-286-8010. The replay participant code is 92816174.

About Abgenix

Abgenix is a biopharmaceutical company focused on the discovery, development and manufacturing of human therapeutic antibodies. The company’s antibody development platform includes a leading technology and state-of-the-art manufacturing capabilities that enable the rapid generation, selection and production of high affinity, fully human antibody product candidates to a variety of disease targets. Abgenix leverages its leadership position in human antibody technology to build a diversified product portfolio through the establishment of collaborations with multiple pharmaceutical and biotechnology companies. For more information on Abgenix, visit the company’s website at www.abgenix.com.

Statements made in this press release about Abgenix’s technologies, product development activities, collaborative arrangements and process science and manufacturing activities and about its projected financial results and the achievement of milestone or similar payments, other than statements of historical fact, are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials, the progress of research and product development programs, product manufacturing, regulatory approval processes, competitive products and services, future capital requirements and the extent and breadth of Abgenix’s patent portfolio. Please see Abgenix’s public filings with the Securities and Exchange Commission for information about risks that may affect Abgenix.

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CONSOLIDATED STATEMENT OF OPERATIONS DATA

	Three Months Ended December 31,		Year Ended December 31,
(in thousands except per share data)	2003	2002	2003	2002
	(unaudited)		(unaudited)	*
Revenues:
Contract revenues	$6,389	$3,158	$16,852	$19,293
Operating expenses:
Research and development	31,659	31,005	99,602	128,494
Manufacturing start-up costs	9,346	—	72,473	—
General and administrative	9,027	8,753	30,209	31,625
Restructuring charges	—	1,751	—	1,751
Amortization of intangible assets	1,792	1,814	7,190	7,251
Total operating expenses	51,824	43,323	209,474	169,121
Loss from operations	(45,435)	(40,165)	(192,622)	(149,828)
Other income (expense):
Interest and other income	1,943	4,685	9,953	20,145
Interest expense	(1,651)	(1,169)	(5,784)	(4,830)
Impairment of investments	(7,892)	(2,234)	(7,892)	(74,385)
Total other income (expense)	(7,600)	1,282	(3,723)	(59,070)
Loss from operations before income tax expense	(53,035)	(38,883)	(196,345)	(208,898)
Foreign income tax expense	—	—	84	—
Net loss	$(53,035)	$(38,883)	$(196,429)	$(208,898)
Basic and diluted net loss per share	$(0.60)	$(0.44)	$(2.23)	$(2.39)
Shares used in computing basic and diluted net loss per share	88,175	87,580	87,930	87,237

CONSOLIDATED BALANCE SHEET DATA

	December 31,
(in thousands)	2003	2002
	(unaudited)	*
Cash, cash equivalents and marketable securities	$347,763	$396,549
Other current assets	17,816	21,182
Total current assets	365,579	417,731
Property and equipment, net	246,277	244,419
Long-term investments	20,695	20,939
Intangible assets, net	118,496	127,129
Deposits & other assets	29,146	31,779
Total assets	$780,193	$841,997
Deferred revenue	$10,919	$3,416
Other current liabilities	50,368	32,525
Total current liabilities	61,287	35,941
Convertible subordinated notes	200,000	200,000
Deferred rent	6,153	4,417
Redeemable convertible preferred stock	99,737	—
Stockholders’ equity	413,016	601,639
Total liabilities and stockholders’ equity	$780,193	$841,997

*       Derived from the December 31, 2002 audited financial statements.
Certain amounts have been reclassified to conform to the current year presentation.